SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[   ]   Preliminary Proxy Statement
[   ]   Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
[ X ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to Rule 14a-12

                              MEGADATA CORPORATION
                (Name of Registrant as Specified In Its Charter)

                              MEGADATA CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      (1)    Title of each class of securities to which transaction applies:
      (2)    Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)    Proposed maximum aggregate value of transaction:
      (5)    Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
      (1)    Amount previously paid:
      (2)    Form, Schedule or Registration Statement No.:
      (3)    Filing Party:
      (4)    Date Filed:

MEGADATA [LOGO]

        Executive Offices
        ---------------------------------------
        47 Arch Street, Greenwich, CT 06830
        Phone: 203-629-8757 / Fax: 203-629-2970

                                         Research and Production Facilities
                                         ----------------------------------
                                         35-1 Orville Drive, Bohemia, NY 11716
                                         Phone: 631-589-6800 / Fax: 631-589-6858

March 6, 2001


Fellow shareholders,

In the last two years there has been a dramatic improvement in the number of airports and airlines that use Megadata's PASSUR passive radar systems. Our systems are now used by four of the largest six passenger airlines in the United States. Megadata's systems also cover almost 60% of the top 40 domestic airports and 9 out of the top 10 airports. Within the next 12 months, we plan to increase our coverage still further.

During our last fiscal year, Air Canada joined United Airlines as an airline customer. We sold three PASSUR units to Air Canada for Lester B. Pearson International Airport (Toronto, Canada), Vancouver International Airport (Vancouver, BC) and Heathrow International Airport (London, England).

We also added three additional new major airline customers who are subscribing to PASSUR data as a result of successful product trials. Late in the fiscal year, Continental Airlines agreed to buy PASSUR information at Newark International Airport. After the end of the fiscal year, Northwest Airlines signed an agreement for PASSUR data at Minneapolis-St. Paul International Airport (Minneapolis, MN) and Detroit Metropolitan Wayne County Airport (Detroit, MI). Delta Air Lines also signed an agreement for information at New York's John F. Kennedy International Airport.

We have found that airlines, airports and other aviation-related companies rely on Megadata to provide live, accurate information on their aircraft and the terminal airspace within a 150 mile radius of the airport. This information generates major cost reductions and efficiencies related to gate and connections management, crew and equipment logistics, and passenger relations. The PASSUR radar provides flight track coverage with 4.6 second updates; PASTRACK software graphically displays aircraft position, holding patterns, arrival times, traffic flow rates, runway usage patterns, and many other variables. We believe there are no other comparable products on the market today that cover the terminal airspace.

With the sales to Air Canada plus the sale of two PASSUR noise monitoring systems, we increased our revenue by 60% in fiscal year 2000, over fiscal year 1999. Revenues in 2000 were $1,756,602, up from $1,100,641 in the same period last year.

During fiscal 2000, we have also introduced a new information product - PASSUR and PASTRACK software data for airport operations. This product augments our existing noise management product line.

The process of obtaining new customers has been time consuming. The costs of marketing and product development have added significantly to our expense level. As a result, despite the increase of 60% in revenues, our loss after taxes increased to $ 582,824 in 2000, $ 260,012 more than the prior year's loss. Also during 2000, we discontinued our non-flight tracking product lines and wrote off $ 114,549 of associated inventory. This write-off accounts for part of the increased loss over fiscal 1999.

In addition, the capital costs of the systems have been added to our asset base. At October 31, 2000, the PASSUR network is on our books at $1,624,186, an increase of $1,042,661 over its level at the end of the prior year.

We believe the marketplace is beginning to recognize the unique nature of our system and the economic benefit it offers. As a result, we have concluded that our strategy should be to sell data services to multiple users from company-owned systems, rather than making one time sales of systems. We believe this strategy will open up a much larger market to the company with the opportunity for repeat business. It will also move us away from one-time sales. We will continue under certain circumstances to sell systems.

                                              (Continued on reverse)

MEGADATA [LOGO] [GRAPHIC OMITTED]                                  Page 2 of 2
                                                                   March 6, 2001


As we look ahead, we are forecasting a significant increase in sales for fiscal 2001. However, it will take a number of months to build sufficient levels of monthly revenue.

It is important to realize that, because of our strategy change, we do not expect any sales of systems in the 1st and 2nd quarters of the year. Such sales accounted for about $ 1.1 million or 65% of total sales last year.

Sales in the 1st and 2nd quarter of this year will be significantly lower than those in the same quarters of last year. At the same time, we will be continuing to increase marketing and product development expenses. Thus, earnings performance in the first two quarters will be well below that in the prior year and losses should be expected. However, we anticipate earnings in the second half of the year.

In summary, I believe our change in strategy is correct, and I have never felt better about the future of the business.

Thank you all for your continued support and patience as we reposition your company to take advantage of the expanding market for accurate flight information.

The Company will hold its annual meeting at the LaGuardia Marriott Hotel, 105-05 Ditmars Blvd, East Elmhurst, New York, on Thursday, April 12, 2001, at 11:00 AM. We hope you will be able to attend and look forward to meeting you and answering any questions you may have.

For a demonstration of the PASSUR System and its capabilities, visit our website at www.passur.com.

Yours truly,




G.S. Beckwith Gilbert
Chairman and Chief Executive Officer

                              MEGADATA CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                 APRIL 12, 2001

         The Annual Meeting of the shareholders of Megadata Corporation (the "Company") will be held at the LaGuardia Marriott Hotel, in East Elmhurst, New York, on April 12, 2001, at 11:00 A.M., for the following purposes:

         1.    To elect directors for the next year; and
         2. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending October 31, 2001; and
         3. To transact such business as may properly come before the meeting or any adjournment or adjournments thereof.

         Only shareholders of record at the close of business on February 19, 2001 will be entitled to vote at the Annual Meeting. A list of shareholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and during business hours from March 6, 2001 to the date of the Annual Meeting at the Company's headquarters in Connecticut.

         Whether you expect to attend the Annual Meeting or not, your vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

                                       By Order of the Board of Directors
                                       John R. Keller
                                       Executive Vice President and Secretary

47 Arch Street
Greenwich, CT 06830
March 6, 2001







            IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED
                              AND RETURNED PROMPTLY

                              MEGADATA CORPORATION
                                 PROXY STATEMENT

March 6, 2001

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Megadata Corporation ("Megadata" or the "Company") for use at the Annual Meeting of shareholders to be held at the LaGuardia Marriott Hotel, 105-05 Ditmars Blvd., East Elmhurst, New York, on April 12, 2001, at 11:00 A.M.

         Shares cannot be voted at the Annual Meeting unless the owner thereof is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting or any adjournment or postponement thereof in accordance with any specification thereon, or if no specification is made, will be voted "FOR" the election of the named director nominees and approval of the other proposals set forth in the Notice of Annual Meeting of Shareholders of the Company. The Board of Directors of the Company knows of no other matters which may be brought before the Annual Meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment. Any person giving a proxy may revoke it by written notice to the Company at any time prior to the exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a person present at the Annual Meeting may withdraw his or her proxy and vote in person. Rights of appraisal or similar rights of dissenters are not available to shareholders of the Company with respect to any matter to be acted upon at the Annual Meeting.

         The Annual Report on Form 10-K of the Company, as filed with the Securities and Exchange Commission and including the financial statements of the Company, is enclosed herewith.

         The mailing address of the principal executive office of the Company is 47 Arch Street, Greenwich, Connecticut, 06830. This Proxy Statement and the accompanying form of proxy are expected to be mailed to the shareholders of the Company on or about March 6, 2001.

                                VOTING SECURITIES

         The Company's only class of voting securities outstanding is its Common Stock, par value $0.01 per share (the "Common Stock"). On February 19, 2001, there were 3,473,115 shares of Common Stock outstanding. At the Annual Meeting, each shareholder of record at the close of business on February 19, 2001 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting.

                              ELECTION OF DIRECTORS

         Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote at the Annual Meeting "FOR" the election of the nominees named below as directors of the Company to serve until the next Annual Meeting and until their successors are duly elected and qualified. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF SUCH NOMINEES.

         If any nominee is unable to stand for election when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees and for such person, if any, as shall be designated by the present Board of Directors to replace such nominee. The Board of Directors does not presently anticipate that any nominee will be unable to stand for election.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

         The following information with respect to the principal occupation or employment, other affiliations and business experience of each nominee during the last five years has been furnished to the Company by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years. All of the nominees are currently directors of the Company.

         G. S. Beckwith Gilbert, age 59, was elected Chairman of the Board in 1997 and elected to the additional post of Chief Executive Officer in October of 1998. Mr. Gilbert also served as President of the Company from October 1998 to January 2000. Mr. Gilbert has been a director of the Company since 1997. In addition, Mr. Gilbert has been President and Chief Executive Officer of Field Point Capital Management Company, a merchant banking firm, since 1988. He is also a partner of Wolsey & Co., a merchant banking firm. Mr. Gilbert is a Director and Chairman of the Executive Committee of DIANON Systems, Inc., as well as a Director of Davidson Hubeny Brands.

         Richard R. Schilling, Jr., age 75, is a member of the law firm of Burns, Kennedy, Schilling & O'Shea, New York, New York. Mr. Schilling has been a director of the Company since 1974.

         Yitzhak N. Bachana, age 67, was President and Chief Executive Officer of the Company from 1980 to October 2, 1998. Mr. Bachana has been a director of the Company since 1976. Mr. Bachana is the President, Chief Executive Officer and majority shareholder of Data Probe, Inc., a New York based computer service bureau. Mr. Bachana is also President and a director of Datatab, Inc., a market research company since 1983. Data Probe, Inc. and Datatab, Inc. are publicly-held corporations.

         Bruce N. Whitman, age 67, has been Executive Vice President and a Director of FlightSafety International, an aviation and marine training company, since 1962. He is also a Director of FlightSafety Boeing Training International LLC, Petroleum Helicopters, Inc., and Aviall, Inc. Mr. Whitman has been a director of the Company since 1997.

         Paul L. Graziani, age 43, is the President and Chief Executive Officer of Analytical Graphics, Inc., a leading producer of commercial analysis software for the space industry. Mr. Graziani has been a director of the Company since 1997.

         John R. Keller, age 60, has been with the Company since its inception in 1967 and currently serves as Executive Vice President, Secretary, and Treasurer of the Company. Mr. Keller has been a director of the Company since 1997.

         James T. Barry, age 39, was named Chief Operating Officer of the Company on January 26, 2001. Mr. Barry continues as Executive Vice President. Mr. Barry has been a Vice President since 1998 and was named Executive Vice President in 2000. He is also a Vice President of Field Point Capital Management Company. From 1989 to 1998, he was with DIANON Systems, Inc., most recently as Vice President of Marketing.

COMMITTEES OF THE BOARD

         The Company's Board of Directors presently has standing Audit, Compensation, and Executive Committees, the current membership and principal responsibilities of which are described below. The Board of Directors does not have a Nominating Committee.

AUDIT COMMITTEE

         Members: Mr. Graziani, Mr. Schilling, Mr. Whitman.

         The Audit Committee's functions include reviewing with the independent auditors the plan for and results of their audit, the adequacy of the Company's systems of internal accounting controls and any material breakdown in such controls. In addition, the Audit Committee reviews the independence of the independent auditors and their fees for services rendered to the Company. All of the Audit Committee members are non-employee directors of the Company. The Audit Committee has adopted a charter to set forth its responsibilities. A copy of the charter is attached as Exhibit A to this proxy statement.

         Report of the Audit Committee:

                The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

                The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles, and other such matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

                  The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held one meeting during fiscal year 2000.

                  In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

                                 Respectfully submitted,

                                 Paul L. Graziani, Audit Committee Chair
                                 Richard Schilling, Audit Committee Member
                                 Bruce N. Whitman, Audit Committee Member

COMPENSATION COMMITTEE

         Members: Mr. Graziani, Mr. Schilling, Mr. Whitman.

         The Compensation Committee's functions include setting compensation of the directors and the executive officers. In addition, the Compensation Committee has the authority to grant certain awards under the Stock Incentive Plans in effect for the Company.

EXECUTIVE COMMITTEE

         Members: Mr. Gilbert, Mr. Graziani, Mr. Keller, Mr. Whitman.

         The Executive Committee was established in October 1998. The Executive Committee's primary function is to assist management in formulating the Company's strategy and such other corporate governance functions as may be required and such other duties as may be designated by the Board of Directors.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

         During the 2000 fiscal year the Board of Directors held four regular meetings. No special meetings were held during fiscal 2000. The Audit, Compensation, and Executive Committees did not meet separately from the Board during Fiscal 2000. During the 2000 fiscal year each director attended all the regular and special meetings of the Board.

COMPENSATION OF DIRECTORS

         Directors who are not employees of the Company are currently paid $500 for each meeting of the Board of Directors attended in person or by phone. Each director who is not an employee of the Company received options to purchase 15,000 shares of common stock which will vest over a three year period beginning on November 30, 2000. Directors are also reimbursed for expenses to attend meetings of the Board and its committees. Mr. Gilbert (effective October 3, 1998) and Mr. Keller, who are employees of the Company, receive no additional compensation for their services as directors of the Company.

VOTING FOR DIRECTORS

         Abstentions are included in the determination of the existence of a quorum. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions are not counted for purposes of election of directors.

EXECUTIVE OFFICERS

         For information with respect to Mr. Gilbert, Mr. Keller, and Mr. Barry, who are also directors, see "Election of Directors-- Information Concerning Directors and Nominees."

         Dr. James A. Cole, age 60, is a Senior Vice President and the Director of Research and Development of the Company since 1974. Dr. Cole earned a Ph.D. in physics from Johns Hopkins University in 1966.

         Herbert E. Shaver, age 46, has been a consultant to the Company serving as Controller from September 1993 until September 1998 at which time he became an employee. Mr. Shaver was named Vice President in June 2000. Mr. Shaver is currently serving as Assistant Secretary and Controller of the Company. From 1973 until 1998, Mr. Shaver was a Vice President and Controller of Datatab, Inc. He was a Director of Datatab, Inc. from 1985 until 2000, and from 1983 until 1998, was the Controller of Data Probe, Inc.

         Peggy A. Arnold, age 47, was named Chief Financial Officer and Vice President in May 2000. Ms. Arnold was with AMR Corporation from 1989 to 1999, where she served as Vice President Finance for Flagship Airlines and later Managing Director Finance for Sabre's operations in Europe, the Middle East and Africa. Prior to that she was with Singer and Xerox. She is also a Vice President of Field Point Capital.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information with respect to the following named executive officers: the person who served as Chief Executive Officer ("CEO") during 2000, and the three executive officers other than the CEO serving at October 31, 2000 whose total salary exceeded $100,000. The Company did not award or pay out any long-term compensation during 1998, 1999, or 2000.

                               ANNUAL COMPENSATION

                                                                                   OTHER ANNUAL         ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR(*)         SALARY         BONUS       COMPENSATION        COMPENSATION

G.S. Beckwith Gilbert -
  Chairman and CEO                         2000      $ 140,000           -              -              $ 35,538(1)
                                           1999      $ 140,476           -              -                   -
                                           1998      $      -            -              -              $ 12,173(2)
John R. Keller -
  Executive Vice Pres.                     2000       $ 126,154          -              -                   -
                                           1999       $ 120,000          -              -                   -
                                           1998       $ 119,423          -              -                   -
Dr. James Cole -
  Sr. Vice Pres. - Research                2000       $ 136,538          -              -                   -
     and Development                       1999       $ 120,000          -              -                   -
                                           1998       $ 120,000          -              -                   -

James T. Barry -                           2000       $ 128,645          -              -                   -
   Executive Vice President                1999       $  92,923          -              -              $ 20,133 (3)
                                           1998            -             -              -              $ 27,722 (3)


(1) Represents earned but unpaid salary through October 31, 1999 and was paid during 2000. Mr. Gilbert became the Company's President and Chief Executive Officer in October 1998.

(2) Represents earned but unpaid salary through October 31, 1998 and was paid during 1999. Mr. Gilbert became the Company's President and Chief Executive Officer in October 1998.

(3) Represents an amount paid by the Company to Field Point Capital Management, a company 100% owned by the Company's Chairman, for services rendered by Mr. Barry to the Company prior to his employment with the Company.

(*) Information is provided for the Company's fiscal year, which ends on October 31.


STOCK OPTION GRANTS

         The following table shows, as to the named executive officers of the Company, information about option grants in fiscal year 2000. The Company, in fiscal year 2000, did not grant any Stock Appreciation Rights to officers.


                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                      ANNUAL RATES OF STOCK
                                                                                       PRICE APPRECIATION     GRANT DATE
                               INDIVIDUAL GRANTS                                         FOR OPTION TERM        VALUE
------------------------- ----------------------------- ------------- -------------- ------------------------ -----------

                                           % OF TOTAL
                            NUMBER OF     OPTION/SARS
                            SECURITIES     GRANTED TO                                                         GRANT DATE
                            UNDERLYING     EMPLOYEES    EXERCISE OR                                            PRESENT
                           OPTIONS/SARS    IN FISCAL     BASE PRICE    EXPIRATION                             VALUE $
NAME                       GRANTED (#)        YEAR         ($/SH)         DATE         5% ($)      10% ($)       (1)
James T. Barry                  7,500          1.89 %      $1.625        3-Jan-10     $ 2,925    $  7,500      $ 8,025
James T. Barry                 30,000          7.55 %      $2.75        10-Apr-10     $51,900    $131,400      $32,100
Peggy A. Arnold                75,000         18.87 %      $1.50        22-May-10     $70,500    $179,250      $80,250
James T. Barry                 50,000         12.58 %      $0.813       17-Jul-10     $25,500    $ 65,000      $53,500
Dr. James A. Cole              30,000          7.55 %      $0.844       27-Jul-10     $15,900    $ 40,500      $32,100
John R. Keller                 30,000          7.55 %      $0.844       27-Jul-10     $15,900    $ 40,500      $32,100
Herbert E. Shaver              30,000          7.55 %      $0.844       27-Jul-10     $15,900    $ 40,500      $32,100


(1) The fair value for these options was estimated at the date of grant, using a Black Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 6.0%, no dividend yields on the Common Stock, volatility factors of the expected market price of the Company's Common Stock of 1.252 and the weighted average expected life of the options of approximately 10 years.



         There were no option exercises during fiscal year 2000.

The following table shows the aggregate option exercises in the last fiscal year and fiscal year-end option values for the named executive officers.

                                                                                       VALUE OF UNEXERCISED
                                                          NUMBER OF SECURITIES      IN-THE-MONEY OPTIONS AT FY
                                                         UNDERLYING UNEXERCISED     -END 2000 (BASED ON FY-END
                                                        OPTIONS AT FY - END 2000     PRICE OF $0.78125 / SHARE
                                                                   (#)                        ($)(1)
------------------------- ---------------------------- ---------------------------- ----------------------------

                                            VALUE
                                           REALIZED
                                           (MARKET
                                           PRICE AT
                                           EXERCISE
                             SHARES          LESS
                           ACQUIRED ON     EXERCISE
NAME                      EXERCISE (#)    PRICE) ($)   EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE

James T. Barry                   -             -             -         152,500             -        $ 41,031
John R. Keller                   -             -           27,500       45,000         $ 11,172     $   7,891
Dr. James A. Cole                -             -           25,000       42,500         $ 10,156     $   9,469
Herbert E. Shaver                -             -             -          45,000             -        $   9,469
Peggy A. Arnold                  -             -             -          75,000             -        $     -

COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors of Megadata Corporation (the "Committee") sets forth its report on executive compensation below. The Committee report documents the components of the Company's executive compensation programs and describes the basis on which fiscal 2000 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the executive officers that are named in the compensation tables above.

COMPENSATION PROGRAM COMPONENTS

         The Committee is responsible for setting and monitoring the effectiveness of the compensation provided to the Company's executive officers. In its decision-making, the Committee is guided by a compensation philosophy designed to reward employees for the achievement of business goals and the maximization of shareholder returns. Specific levels of pay and incentive opportunity are determined by the competitive market for executive talent, and, where appropriate, the need to invest in the future growth of the business. The compensation program, which provides incentives for executive officers to achieve the short-term and long-term goals of the Company, comprises two components: base salary and stock option awards.

         BASE SALARY - Base pay levels are largely determined through comparisons with companies of similar size. Actual salaries are based on individual performance contributions within a tiered salary range for each position that is established through job evaluation and competitive comparisons.

         STOCK OPTION PROGRAM - The Committee strongly believes that by providing executives an opportunity to own shares of the Company stock, the best interests of shareholders and executives will be closely aligned. Therefore, all executives are eligible to receive stock options from time to time giving them the right to purchase shares of Common Stock of the Company at a specific price in the future. The number of stock options granted to executive officers is determined at the discretion of the Committee based on the accomplishments of such executives, their length of service with the Company, the number of prior awards received by such officer, the relative value as well as the exercise price of such awards, and competitive practices.

DISCUSSION OF 2000 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

           The Committee meets with the CEO to evaluate his performance. For fiscal 2000, Mr. Gilbert's incentive compensation was based on the Committee's evaluation regarding his overall performance based on both quantitative and qualitative objectives, as set by the Board at the start of the fiscal year. Although many of the objectives were achieved, no incentive compensation was awarded Mr. Gilbert in fiscal 2000 because the Company did not earn a profit.

         This report has been provided by the Compensation Committee of the Board of Directors:

                  Paul L. Graziani
                  Richard R. Schilling
                  Bruce N. Whitman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee are not officers or employees of the Company and receive no compensation other than in their capacity as Directors. They have no other relationship with the Company other than as directors and shareholders.

EMPLOYMENT AND SEVERANCE AGREEMENTS

         All of the officers of the Company are employed on an at-will basis.


PERFORMANCE GRAPH

         The following graph compares the Company's cumulative total stockholder return for the five year period ended October 31, 2000, with the cumulative total return on the NASDAQ index and a peer group index for the same period. The returns are indexed to a value of an investment of $100 at October 31, 1995 in each of the categories and assumes that all dividends were reinvested.

                                 [Graph Omitted)

         Cumulative Total Return Of Megadata Corporation, Nasdaq Market Index And Peer Group (presented on a quarterly basis)


         DATE                 MEGADATA            NASDAQ           PEER GROUP
         ----                 --------            ------           ----------
       10/31/95                100.00             100.00             100.00
       01/31/96                 75.00             102.29             111.03
       04/30/96                 25.00             114.91             111.37
       07/31/96                150.00             104.30             113.49
       10/31/96                300.00             117.90             128.76
       01/31/97                175.00             133.18             145.96
       04/30/97                225.00             121.69             140.75
       07/31/97                125.00             153.83             177.38
       10/31/97                200.00             153.81             175.11
       01/31/98                150.00             156.30             191.40
       04/30/98                250.00             180.34             170.24
       07/31/98                250.00             180.72             130.54
       10/31/98                150.00             170.97             140.96
       01/31/99                137.50             241.91             112.88
       04/30/99                 62.50             245.44             110.66
       07/31/99                 62.50             254.67             106.19
       10/31/99                100.00             286.32              81.68
       01/31/00                750.00             380.32              73.62
       04/30/00                550.00             372.63              92.52
       07/31/00                325.00             363.59              93.82
       10/31/00                312.50             325.24             114.40

         The peer group of Megadata Corporation consists of the following corporations: Griffin Corporation (GFF), Lockheed Martin Corporation (LMT), and Northrop Grumman Corporation (NOC). Peer group companies were selected without respect to size when compared to the Company (they are all significantly larger than the Company), but because the peer group company's product lines include products or services that are similar to the products or services offered by the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and person's who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equities of the Company. Officers, directors and greater than ten percent shareholders are required to furnish the Company with copies of all Sections 16(a) forms they file.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required during the fiscal year ended October 31, 2000, all Section 16(a) reporting requirements applicable to its officers, directors and greater than ten percent beneficial shareholders were complied with, except that Messrs. Gilbert, Bachana, Whitman, and Barry did not file reports on Form 4 or Form 3 during the fiscal year. All information required to be disclosed on such Form 3's or Form 4's have been disclosed on Form 5's that were timely filed by such individuals.

OWNERSHIP OF VOTING STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the number of the shares of the Company's common stock, $0.01 par value, beneficially owned by all of the directors and executive officers of the Company and by the directors and officers of the Company as a group as of February 19, 2001. Unless otherwise indicated below, each person indicated in the table has sole voting and investment power with respect to all shares included therein.


                                     AMOUNT AND NATURE OF           PERCENT OF
NAME OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP           CLASS (1)

G.S. Beckwith Gilbert                   1,812,515 (2)                50.57
Yitzhak N. Bachana                         15,000 (3)                  .43
John R. Keller                            128,667 (4)                 3.67
Richard R. Schilling, Jr.                   8,000 (5)                 0.23
James A. Cole                              49,400 (6)                 1.41
Bruce N. Whitman                          143,000 (7)                 4.11
Paul L. Graziani                           12,000 (8)                 0.35
James T. Barry                             24,167 (9)                 0.69
Herbert E. Shaver                           5,000 (10)                0.14

Officers and Directors
as a Group (9 persons)                  2,197,749                    61.32


(1) For the purposes of this table, "percent of class" held by each person has been calculated based on a total class equal to the sum of (i) 3,473,115 shares of common stock issued and outstanding on February 19, 2001 plus
     (ii) for such person the number of shares of common stock subject to stock options or warrants presently exercisable, or exercisable within 60 days after February 19, 2001, held by that person.

(2) Mr. Gilbert has shared voting and investment power with respect to 70,000 shares included in the table above.

(3) Mr. Bachana is President, Chairman of the Board, and majority shareholder of Data Probe, Inc. which owns 329,400 common shares of the Company which are excluded from the foregoing table. Includes 5,000 options that are exercisable out of an aggregate 15,000 granted Mr. Bachana, the balance of which are not immediately exercisable. See "Ownership of Voting Stock by Certain Beneficial Owners" for more detailed information about Data Probe Inc.'s security ownership.

(4) Includes 31,667 options that are exercisable out of an aggregate 70,000 granted Mr. Keller, the balance of which are not immediately exercisable.

(5) Includes 5,000 options that are exercisable out of an aggregate 15,000 granted Mr. Schilling, the balance of which are not immediately exercisable.

(6) Includes 30,000 options that are exercisable out of an aggregate 70,000 granted Dr. Cole, the balance of which are not immediately exercisable.

(7) Includes 5,000 options that are exercisable out of an aggregate 15,000 granted Mr. Whitman, the balance of which are not immediately exercisable.

(8) Includes 5,000 options that are exercisable out of an aggregate 15,000 granted Mr. Graziani, the balance of which are not immediately exercisable.

(9) Includes 24,167 options that are exercisable out of an aggregate 182,500 granted Mr. Barry, the balance of which are not immediately exercisable.

(10) Includes 5,000 options that are exercisable out of an aggregate 45,000 granted Mr. Shaver, the balance of which are not immediately exercisable.

OWNERSHIP OF VOTING STOCK BY CERTAIN BENEFICIAL OWNERS

         The following table sets forth information with respect to the only persons who, to the best knowledge of the Company as derived from such person's filings with the Securities and Exchange Commission, beneficially owned more than 5% of the common stock of the Company as of February 19, 2001. Unless otherwise indicated below, each person included in the table has sole voting and investment power with respect to all shares included therein.

                     NAME AND ADDRESS         AMOUNT AND NATURE     PERCENT OF
TITLE OF CLASS       OF BENEFICIAL OWNER         OF OWNERSHIP       CLASS (1)
-------------------- ----------------------- -------------------- --------------

Common               G.S. Beckwith Gilbert     1,812,515 (2)          50.57
Stock                47 Arch Street
                     Greenwich, CT 06830

Common               Data Probe, Inc.            329,400 (3)           9.48
Stock                49 East 21 Street
                     New York, NY 10010
-------------------- ----------------------- -------------------- --------------


(1) For the purposes of this table, "Percent of Class" held by each person has been calculated based on a total class equal to the sum of (i) 3,473,115 shares of common stock issued and outstanding on January 20, 2000 plus (ii) for such person the number of shares of common stock subject to stock options or warrants presently exercisable, or exercisable within 60 days after February 19, 2001, held by that person.

(2) Mr. Gilbert has shared voting and investment power with respect to 70,000 shares included in the table above.

(3) Yitzhak N. Bachana, a Director of the Company, owns 57.22% of the outstanding shares of Data Probe, Inc. and by virtue thereof may be deemed to be the beneficial owner of more than 5% of the Company's outstanding shares. This amount does not include 10,000 shares personally held by Mr. Bachana, or 5,000 stock options that are exercisable out of an aggregate 15,000 stock options granted to Mr. Bachana.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On June 30, 2000, G.S. Beckwith Gilbert, Chairman and Chief Executive Officer of the Company, converted certain promissory notes of the Company which matured on that date into shares of common stock of the Company. The notes were originally issued by the Company between November 1998 and August 1999 in exchange for financing provided by Mr. Gilbert. Mr. Gilbert converted the full principal amount of the two notes and part of the principal amounts of nine other notes, together with interest accrued thereon (an aggregate amount of $583,144, including accrued interest) into 466,515 shares of common stock of the Company, at the conversion rate of $1.25 per share.

         On October 31, 2000, Mr. Gilbert exercised a warrant for 500,000 shares of common stock of the Company (at the exercise price of $1.25 per share) in exchange for cancellation of debt owed by the Company to Mr. Gilbert in the amount of $625,000, which debt matured on October 31, 2000. The warrant was originally issued to Mr. Gilbert by the Company in June 1997 as part of a financing agreement with Mr. Gilbert.

         In fiscal 2000, Mr. Gilbert loaned the Company $1,000,000 in the aggregate under promissory notes bearing interest at 9% per annum and maturing at various dates from June 30, 2000 to December 31, 2001. The Company made payments of principal during the fiscal year totaling $25,000 due to Mr. Gilbert, and $1,175,000 in principal amounts due were exchanged for equity. As of October 31, 2000, the total notes payable due to Mr. Gilbert totaled $950,000 and are secured by the Company's assets. Maturities of these notes payable for the fiscal years ended October 31 are as follows: 2001 - $800,000 and 2002 - $150,000.

                RATIFICATION OF INDEPENDENT AUDITORS APPOINTMENT

         Ernst & Young LLP has been the independent auditors of the Company's financial statements since 1998. Such firm has no financial interest, either direct or indirect, in the Company. Selection of Ernst & Young LLP as the auditors for the fiscal year ending October 31, 2001 was made by the Board of Directors, subject to shareholder ratification. Fees for the last fiscal year were: Annual audit - $68,000, all other fees were $36,500 which related to non-audit services. A representative of Ernst & Young LLP is expected to attend the annual meeting and have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Approval of the ratification of the independent auditors' appointment requires the affirmative vote of a majority of the votes cast at the meeting. Abstentions will have no effect on the vote. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG AS INDEPENDENT AUDITORS.

                              SHAREHOLDER PROPOSALS

         The eligibility of shareholders to submit proposals, the proper subjects of shareholder proposals and other governing shareholder proposals are regulated by the rules (the "Shareholder Proposal Rules") adopted under Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company's proxy materials for the 2002 Annual Meeting of Shareholders must be received by the Company at its principal executive office, 47 Arch Street, Greenwich, CT 06830, no later than November 6, 2002.

         In addition, in accordance with the Shareholder Proposal Rules, written notice of the shareholder proposals to be submitted outside of Rule 14a-8 described above for consideration at the 2002 Annual Meeting of Shareholders but not to be included in the Company's proxy materials must be received by the Company, at the address set forth in the preceding paragraph, on or before January 20, 2002, in order to be considered timely for purposes of the Shareholder Proposal Rules. The persons designated as proxies by the Company in connection with 2002 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal of which the Company did not receive timely notice.

                              COST OF SOLICITATION

         The cost of soliciting proxies will be borne by the Company. The Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries, if any, for reasonable out-of-pocket expenses incurred by them in connection with forwarding solicitation materials to beneficial owners of Common Stock held of record by such persons. Solicitation by the Company will be primarily by mail.

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

         A copy of the Company's Form 10-K for the fiscal year ended October 31, 2000, including all statements and schedules (but without exhibits), as filed with the Securities and Exchange Commission, is included herewith.

         The information under the headings "Compensation Committee Report", "Compensations Program Components", "Discussion of 2001 Compensation for the Chief Executive Officer" and "Performance Graph" above shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C, other than as provided in Item 402 of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and, unless specific references is made therein to such headings, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

EXHIBIT A


                              MEGADATA CORPORATION

                             AUDIT COMMITTEE CHARTER


ORGANIZATION

         This charter governs the operations of the Audit Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the Board Of Directors. The Committee shall be appointed by the Board Of Directors and shall comprise of at least three directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.


STATEMENT OF POLICY

         The Audit Committee shall provide assistance to the Board Of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts, for this purpose.


RESPONSIBILITIES AND PROCESSES

         The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report results of their activities to the Board, Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

      The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

o The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to shareholders' approval.

o The Committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

o The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

o The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements, Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

                                      PROXY
                              MEGADATA CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             OF MEGADATA CORPORATION

         The undersigned stockholder hereby appoints G.S. Beckwith Gilbert and John R. Keller or either of them, each with power of substitution, as proxy or proxies for the undersigned, to attend the Annual Meeting of the Stockholders of Megadata Corporation (the "Company"), to be held at 11:00 a.m., local time, on April 12, 2000, at The LaGuardia Marriott Hotel, 105-05 Ditmars Blvd, East Elmhurst, NY, or at any adjournment or postponement thereof, and to vote all shares of common stock of the Company owned of record by the undersigned at the close of business on February 19, 2001, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue hereof, for the purposes more fully described in the accompanying Proxy Statement, and in their discretion, on other matters which properly come before the meeting:

(1)  ELECTION OF DIRECTORS

     FOR all nominees listed below             WITHHOLD AUTHORITY to vote for
     (except as marked to the contrary)        all nominees listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

G.S. Beckwith Gilbert

James T. Barry

John R. Keller

Yitzhak N. Bachana

Paul L. Graziani

Richard R. Schilling, Jr.

Bruce N. Whitman



(2)      TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

         FOR          AGAINST              ABSTAIN





           (Continued and to be Signed and Dated on the Reverse Side)

(3) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON OTHER MATTERS WHICH PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

UNLESS OTHERWISE INDICATED ABOVE OR UNLESS THIS PROXY IS REVOKED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEES, AND FOR THE APPOINTMENT OF INDEPENDENT AUDITORS



                              Date: ____________________________________________

                              X  _______________________________________________

                              X  _______________________________________________

                              (IMPORTANT: Please sign exactly as
                              your name or names appear on the
                              label affixed hereto, and when
                              signing as an attorney, executor,
                              administrator, trustee or guardian,
                              give your full title as such. If the
                              signatory is a corporation, sign the
                              full corporate name by duly
                              authorized officer, or if a
                              partnership, sign in partnership
                              name by authorized person.)